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                                                                    Exhibit 10.2

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "AGREEMENT") is made and entered into on this 16th day of April, 2004 (the "EXECUTION Date") and effective as of the 1st day of January, 2004 (the "Effective Date"), by and between Equity Marketing, Inc., a Delaware corporation (the "COMPANY"), and Bret R. Hadley ("EXECUTIVE").

1.    ENGAGEMENT AND DUTIES.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer of the Company, with the title and designation "President, Client Operations and Services." Executive hereby accepts such engagement and employment.

      (b) During the term of this Agreement, the Executive, as President, Client Operations and Services, of the Company, shall report to the Chief Executive Officer of the Company. The Executive shall, subject to the direction and control of the Chief Executive Officer, have general and active supervision and control of the client operations and services of the Company and shall perform all duties and enjoy all powers commonly incident to the position of President, Client Operations and Services and otherwise as may be delegated to him from time to time by the Chief Executive Officer; provided, however, that in no event shall the scope of the Executive's duties or the extent of the Executive's responsibilities be substantially different from the Executive's current duties and responsibilities. The Company represents and warrants that it will provide Executive with the authority and the resources reasonably required for Executive to discharge his responsibilities under this Agreement, as existing from time to time.

      (c) Executive agrees to devote his full-time business time, energy and efforts to the business of the Company and will use his best efforts and abilities faithfully and diligently to promote the Company's business interests.

      (d) For so long as Executive is employed by the Company or is receiving severance under Section 5(a) or Section 5(c) of this Agreement, Executive shall not, directly or indirectly, as owner, partner, joint venturer, shareholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have

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any connection with, any business engaged in the development, design, manufacture, sale, marketing, utilization or exploitation of any products or services which are designed for the same purpose as, are similar to, or are otherwise competitive with, current, proposed or anticipated products or services of the Company Group, in any geographic area where, prior to or at the time of the termination of Executive's employment, the business of the Company Group was being conducted or was proposed to be conducted in any manner whatsoever; provided, however, that the Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. Subject to the foregoing prohibition, and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement or duly requested by the Board, the Company expressly acknowledges that Executive may:

            (i) make and manage personal business investments of Executive's choice without consulting the Board;

            (ii) serve in any capacity with any civic, educational, charitable or trade organization; and

            (iii) serve as a member of the board of directors or board of advisors of other companies or businesses with the approval of the Chief Executive Officer, which approval will not be unreasonably withheld. Nothing herein shall preclude Executive from being compensated for such extra-company roles.

2.    DEFINITIONS.

      For the purposes of this Agreement, the following terms shall have the meanings set forth below:

      "BOARD" shall mean the Board of Directors of the Company.

      "COMPANY GROUP" shall mean the Company, including all parent, subsidiary and affiliated entities, and each Person with respect to which the Company directly or indirectly has Control.

      "COMPENSATION COMMITTEE" shall mean the members of the Board who have been appointed by the Board to determine compensation issues relating to the Company.

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      "CONSUMER PRICE INDEX ADJUSTMENT" shall be determined as follows: the
Consumer Price Index for the Los Angeles - Riverside - Orange County, CA (All Items), as published by the United States Department of Labor, Bureau of Labor Statistics (1982-84=100) (the "INDEX") which is most recently available at the commencement of the new year (the "NEW INDEX") shall be compared with the Index most recently available twelve months prior to the New Index (the "PREVIOUS INDEX"). If the New Index has increased over the Previous Index, the Consumer Price Index Adjustment shall be set by multiplying the Base Rate of the prior year by a fraction, the numerator of which is the New Index and the denominator of which is the Previous Index; provided, however, that if the Index is changed so that the base year used for the New Index differs from that used for the Previous Index, the New Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics.

      "CONTROL" shall mean, with respect to any Person, (i) the beneficial ownership of a majority of the outstanding voting securities of such Person, or
(ii) the power, directly or indirectly, by proxy, voting trust or otherwise, to elect any of the outstanding directors, trustees or other managing persons of such Person.

      "EMPLOYMENT COMMENCEMENT DATE" shall mean January 1, 2004.

      "EMPLOYMENT TERM" shall mean January 1, 2004 through December 31, 2006, unless earlier terminated as provided herein.

      "FOR CAUSE" shall mean, in the context of a basis for termination of Executive's employment with the Company, that:

      (a) Executive materially breaches any obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company (except for breaches of Sections 1(d), 6 or 7 of this Agreement, which cannot be cured and for which the Executive shall have no opportunity to cure);

      (b) In the judgment of the Chief Executive Officer or the Board, Executive is negligent in the course of providing services to the Company, or commits any act of personal dishonesty, fraud or breach of fiduciary duty or trust against the Company;

      (c) Executive is convicted of, or pleads guilty or nolo contendere with respect to, theft, fraud or felony under federal or applicable state law, or any other conduct of a criminal nature that has or that may have an adverse effect on the Company's reputation or standing in the

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community, or on its continuing relationships with customers or those who purchase or use its products or services;

      (d) Executive commits any act or acts of personal conduct that, in the reasonable judgment of the Chief Executive Officer or the Board are in violation of a Company policy or policies as set forth in the Employee Handbook of the Company in effect at the time of the act or acts, including, without limitation, any act or acts which give rise to a likelihood of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities with respect to subordinate employees; or

      (e) Executive commits any act or acts in violation of specific directions of the Chief Executive Officer or the Board, or continued and repeated failure to his perform duties as reasonably assigned by or pursuant to this Agreement.

      "OTHER THAN FOR CAUSE" shall mean, in the context of termination of Executive's employment with the Company, either:

      (a)   Any termination by the Company other than pursuant to Sections 4(a),
(b), (c) or (e) hereof; or

      (b) Any termination by Executive following a material breach of this Agreement by the Company, including without limitation, (i) a violation by the Company of a material duty imposed by California law upon the Company as Executive's employer that cannot be cured by the Company or that is not cured within 15 days after written notice by Executive; (ii) a violation by the Company of a legal duty imposed upon it by applicable law pursuant to which Executive may be subject to civil or criminal liability in connection with the Company's wrongdoing or any failure by him to report such wrongdoing, provided that the Executive did not personally commit the wrongdoing; or (iii) any material change in Executive's title, or in the character or scope of Executive's responsibilities, authority, or resources.

      "PERSON" shall mean an individual or a partnership, corporation, trust, association, limited liability company, governmental authority or other entity.

3.    COMPENSATION; EXECUTIVE BENEFIT PLANS.

      (a) Base Salary. The Company shall pay to Executive a base salary (the "BASE SALARY") at an annual rate of $350,000 during the period from January 1, 2004 to December 31, 2004, and at an annual rate of $400,000 during the period from January 1, 2005 to December 31, 2005. Base Salary for the year commencing January 1, 2006 shall be adjusted upward in an

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amount at the sole discretion of the Compensation Committee; provided, however, that such upward adjustment shall be greater than or equal to the Consumer Price Index Adjustment. The Base Salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executive officers of the Company.

      (b)   Bonus.

            (i) Annual Financial Performance Bonus. Executive shall be eligible to receive an annual financial incentive bonus no later than 90 days after the end of each calendar year that is included within the Employment Term. The amount of such bonus shall be determined in accordance with the Board approved bonus program for executive officers as in effect from time to time during the Employment Term; provided, however that Executive's targeted bonus shall be 25% of Base Salary for the applicable year and the maximum bonus shall be 50% of base salary for the applicable year.

            (ii) Long Term Incentive Plan Participation. During each year of the Employment Term, the Executive shall be eligible to participate in the Equity Marketing, Inc. Long Term Incentive Plan (the "LTIP"). The amount and terms of any LTIP award to Executive shall be determined in the discretion of the Board and shall be subject to the terms and conditions of the LTIP.

            (iii) Restricted Stock Units. On or before April 1, 2004, Executive shall be granted 5,000 restricted stock units with a four year vesting schedule and subject to the terms, conditions and limitations contained in the applicable plan for such grant. During each subsequent year of the Employment Term and at the same time as any annual awards of stock based compensation to other executive officers of the Company, Executive shall be eligible to receive, in the discretion of the Board, additional grants of restricted stock units, all subject to the terms, conditions and limitations contained in the applicable plan for such grant.

            (iv) Stock Options. On the Execution Date, Executive shall receive a grant of 100,000 options to purchase Common Stock ("OPTIONS") subject to the terms, conditions and limitations contained in the form of Stock Option Agreement attached hereto as Exhibit "A."

      (c) Reimbursement. Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses that he incurs in connection with the performance of his duties and obligations under this Agreement in a manner consistent with the Company's practices and policies for reimbursements for executive officers.

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      (d)   Additional Reimbursement. During the Term of this Agreement, the
Company shall reimburse Executive on a basis comparable to the current practice of the Company, for leasing garage space, telephone and home office equipment for his use in performing his employment duties and obligations under this Agreement.

      (e) Group Benefit Plans. Executive shall be eligible to participate in the Company's group health, dental, life, disability, retirement (including 401(k)) and pension benefit plans, subject to the terms, conditions and limitations contained in the applicable plan documents and insurance policies.

      (f) Vacation. In accordance with the Company's policy for executives at the rank of vice president and above, no specific amount of vacation time will be accrued by Executive. Executive shall be entitled to take the amount of vacation time he and his supervisor determine to be appropriate in light of his workload from time to time. Any vacation time shall be scheduled to minimize interference with the exercise of Executive's duties under this Agreement.

      (g) Insurance. During the Employment Term, the Company shall pay the Executive such additional amounts on an after-tax basis as are required for the Executive to maintain and pay all premiums on (i) group long term disability and executive supplemental disability insurance paying at least $19,375 (gross) per month (subject to Executive meeting underwriting guidelines for standard rates), and (ii) term life insurance having a face value payable on death of no less than $2 million, net of all loans or encumbrances, on the life of the Executive with the Executive (or his estate) as beneficiary (subject to Executive meeting underwriting guidelines for standard rates).

      (h) Withholding. The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments.

      (i) Fringe Benefits. During the Employment Term, Executive shall be entitled to an automobile allowance of $1,000 per month. The automobile allowance shall be paid in a manner consistent with the Company's practices and policies therefor. The Company also agrees to reimburse Executive, on a taxable basis, up to a total of $20,000 for the cost of reasonable attorneys' fees incurred in connection with the preparation of this Agreement and in connection with the preparation of an updated estate plan.

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4.    TERMINATION OF EMPLOYMENT.

      Executive's employment pursuant to this Agreement shall commence on the Employment Commencement Date and shall terminate on the earliest to occur of the following:

      (a)   upon the death of Executive;

      (b) upon delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive unable to perform his duties and obligations under this Agreement for at least 120 days, whether or not consecutive, in any 12-month period;

      (c) upon delivery to Executive of written notice of termination by the Company For Cause;

      (d) upon delivery to Executive by the Company, or to the Company by Executive, of written notice of termination Other Than For Cause; or

      (e)   December 31, 2006.

5.    SEVERANCE COMPENSATION.

      (a) If Executive's employment is terminated pursuant to Section 4(a) (death) or Section 4(b) (disability), the Company shall pay to the Executive or his estate his full Base Salary through the end of the month of Executive's death or disability, and Executive or his estate shall be entitled to a prorated share of any bonus or benefits as provided under Section 3 hereof for the calendar year during which his death or disability occurred.

      (b) If Executive's employment is terminated pursuant to Section 4(c) (by the Company For Cause), Executive's Base Salary and all benefits under Section 3 shall cease as of the date of termination, and Executive shall not be entitled to any bonus for the calendar year during which his employment shall be terminated or at any time thereafter. In the event of termination of Executive's employment pursuant to Section 4(c) (by the Company For Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Executive the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Executive giving rise to termination under Section 4(c). The foregoing shall not be construed to limit any cause of action, claim or other rights which the Company may have against Executive in connection with such acts or omissions. The foregoing shall not be construed to limit any claim, defense, or other right that Executive may have against the Company.

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      (c)   If Executive's employment is terminated pursuant to Section 4(d)
(Other Than For Cause) prior to the end of the Employment Term, Executive shall be entitled to continue to receive (i) his Base Salary in accordance with
Section 3(a) of this Agreement, and (ii) the benefits provided under Sections 3(e), 3(g) and 3(i) of this Agreement, for a period of 12 months from the date of such termination (the "SEVERANCE PERIOD"), payable at the same time and in the same manner as if Executive's employment had not terminated. If for some reason the Executive is not eligible to participate in the Company's group plans, the Company shall pay the COBRA premiums associated with Executive's obtaining comparable benefits. If Executive obtains other employment during the Severance Period, any income therefrom that is earned during the Severance Period shall be credited against amounts due hereunder and payment of the benefits provided under Sections 3(e), 3(g) and 3(i) of this Agreement shall cease on the date Executive becomes eligible for group health benefits with his new employer.

      (d) If Executive terminates his employment in breach of this Agreement prior to the end of the Employment Term, Executive shall as of the date of termination cease to be entitled to Base Salary, benefits or bonuses. In addition, the Company shall be entitled to seek any other available remedies pursuant to this Agreement or otherwise for such breach, and to offset against any amounts due Executive any damages suffered as a result of such breach.

      (e) Executive acknowledges that the Company has the right to terminate Executive's employment Other Than For Cause and that such termination shall not be a breach of this Agreement or any other express or implied agreement between the Company and Executive. Accordingly, in the event of such termination, Executive shall be entitled only to the compensation and benefits specifically provided for in this Agreement and the Consulting Agreement, if applicable, in the event of such termination, and shall not have any other rights to any compensation or damages from the Company for breach of contract.

      (f) Executive acknowledges that in the event of termination of his employment for any reason, he shall not be entitled to any severance or other compensation from the Company except as specifically provided in this Section 5. Without limitation on the generality of the foregoing, this Section supersedes any plan or policy of the Company which provides for severance to its officers or employees, and Executive shall not be entitled to any benefits under any such plan or policy.

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      (g)   Notwithstanding any contrary provision herein, if Executive's employment is terminated by the Company pursuant to Section 4(d) (Other Than For Cause), Executive shall receive the following courtesies and cooperation from the Company: (i) the Company shall maintain a voice-mail box on its phone system for Executive's use for not less than three (3) months, subject to Executive not identifying himself as an officer or employee of the Company in connection with any recorded information thereon; (ii) whether previously owned by Executive or the Company, Executive shall have title and right of exclusive possession of his laptop computer and his personal digital assistant/Blackberry (subject to his assumption of any ongoing lease obligation and all monthly service charges incurred in connection therewith); and (iii) the Company shall pay for appropriate outplacement services for six (6) months. Nothing in this paragraph shall allow Executive to retain Confidential Information of the Company without the Company's consent.

6.    COVENANT NOT TO SOLICIT.

      (a) For so long as Executive is employed by the Company, and for a period of one year thereafter, Executive will not directly or indirectly, either alone or by action in concert with others: (i) induce any employee of any member of the Company Group to engage in any activity in which Executive is prohibited from engaging by Section 1(d) of this Agreement or to terminate his or her employment with any member of the Company Group; or (ii) employ or offer employment or induce any Person to employ or offer employment to anyone who is or was within the 12 months prior to the date of the proscribed action employed by any member of the Company Group; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relationship of any member of the Company Group to discontinue or reduce its business with any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and any member of the Company Group; or (iv) solicit or accept any business whatsoever from any of the customers with which the Company did business during the Executive's engagement or employment by the Company.

      (b) Executive acknowledges that the Company Group conducts business on a world-wide basis, that its sales and marketing prospects are for continued expansion into world markets and that, therefore, the territorial and time limitations set forth in Section 1(d) and in this Section 6 are reasonable and properly required for the adequate protection of the business of the Company Group. In the event any such territorial or time limitation is deemed to be

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unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.

      (c) If any portion of the restrictions set forth in Section 1(d) and in this Section 6 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

      (d) The existence of any claim or cause of action by Executive against the Company shall not constitute a defense to the enforcement by the Company of the restrictive covenants set forth in Section 1(d) and in this Section 6. Any claim or cause of action by Executive against the Company shall be litigated in a separate action from any enforcement action brought by the Company under
Section 1(d) or this Section 6..

7.    CONFIDENTIALITY.

      Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other Person, other than any member of the Company Group, any trade secrets, information or data of a proprietary or sensitive nature, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financial methods, plans, or the business and affairs of the Company Group generally. Executive agrees that upon termination for any reason of this Agreement, he will immediately return to the Company all such confidential memoranda, books, papers, plans, information, letters and other data of a proprietary or sensitive nature, and all copies thereof or therefrom, in any way relating to the business of the Company Group. Executive further agrees that he will not retain or infringe at any time any trade name, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.

8.    COPYRIGHT AND TRADEMARKS.

      (a) All right, title and interest, of every kind whatsoever, in the United States and throughout the world, in (i) any work, including the copyright thereof (for the full terms and extensions thereof in every jurisdiction), created by the Executive at any time during his employment by the Company, and all material embodiments of the work subject to such rights; and (ii) all inventions, ideas, discoveries, designs and improvements, patentable or not, made or

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conceived by the Executive at any time during the term of his employment by the
Company, shall be and remain the sole property of the Company without payment of any further consideration to the Executive or any other person than as set forth herein, and each such work shall, for purposes of United States copyright law, be deemed created by the Executive pursuant to his duties as an employee of the Company and within the scope of his employment and shall be deemed a work made for hire; and Executive agrees to assign, at the Company's expense, and the Executive does hereby assign, all of his right, title and interest in and to all such works, copyrights, materials, inventions, ideas, discoveries, designs and improvements, patentable or not, and any copyrights, letters patent, trademarks, trade secrets, and similar rights, and the applications therefor, which may exist or be issued with respect thereto. For the purposes of this Section 8, "works" shall include all materials created during the term of Executive's employment by the Company, whether or not ever used by or submitted to the Company, including, without limitation, any work which may be the subject matter of a copyright under the United States copyright law. In addition to its other rights, the Company may copyright any such work in its name in the United States in accordance with the requirements of the United States copyright law and the Universal Copyright Convention and any other convention or treaty to which the United States is or may become a party. Notwithstanding the foregoing, Executive is hereby notified and acknowledges that this Section 8(a) does not apply (i) to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code and/or (ii) to any work(s) which were developed entirely on Executive's own time without using the Company's equipment, supplies, facilities, or trade secrets, except as to any of these which are related to the Company's business or actual or demonstrably anticipated research or development of the Company.

      (b) Whenever the Company shall so request, whether during or after the term of his employment with the Company, the Executive shall execute, acknowledge and deliver all applications, assignments or other instruments; make or cause to be made all rightful oaths; testify in all legal proceedings; communicate all known facts which relate to such works, copyrights, inventions, ideas, discoveries, designs and improvements; perform all lawful acts and otherwise render all such assistance as the Company may deem necessary to apply for, obtain, register, enforce and maintain any copyrights, letters patent and trademark registrations of the United States or any foreign jurisdiction or under the Universal Copyright Convention (or any

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other convention or treaty to which the United States is or may become a party), or otherwise to protect the Company's interests therein, including any which the Company shall deem necessary in connection with any proceeding or litigation involving the same. The Company shall reimburse the Executive for all reasonable out-of-pocket costs reasonably incurred by the Executive in testifying at the Company's request or in rendering any other assistance requested by the Company pursuant to this Section 8. All registration and filing fees and similar expenses shall be paid by the Company. For any and all services rendered by Executive under this paragraph after the termination of his employment with the Company, the Company shall compensate executive for the reasonable value of his time, and shall make every reasonable effort to accommodate his schedule.

9.    SPECIFIC PERFORMANCE.

      Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 1(d), 6 or 7 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In addition, the Executive recognizes that the services to be rendered by him to the Company are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated in damages. Consequently, in the event of a breach of this Agreement by the Executive, the Company shall be entitled to injunctive relief or any other legal or equitable remedies. The Executive agrees that the Company also may recover by appropriate action the amount of the actual damage caused the Company by any failure, refusal or neglect of the Executive to perform his agreements, representations and warranties contained in this Agreement. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

10.   RESOLUTION OF DISPUTES.

      (a) Except as provided in subsection (c) below, any controversy or claim between or among the parties, relating to Executive's employment with the Company, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments

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relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in Los Angeles, California, in accordance with the United States Arbitration Act (Title 9 of the United States
Code), notwithstanding any choice of law provision in this Agreement, and under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"). The parties shall have the right to review and approve a panel of prospective arbitrators supplied by AAA, but the arbitration shall be conducted by a single arbitrator selected from the approved panel by AAA or by stipulation of the parties. The arbitrator shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. The arbitrator shall be entitled to order specific performance of the obligations imposed by this Agreement. Judgment upon the arbitration award may be entered in any court having jurisdiction.

      (b) All decisions of the arbitrator shall be final, conclusive and binding on all parties, provided that no decision of any arbitrator may be enforced if (i) contrary to law, or (ii) if the arbitrator's decision is not in writing, or (iii) if it fails to address all claims and defenses asserted in the proceeding, or (iv) if it is contrary to the great weight of the evidence. The fees and costs of the Arbitrator shall be paid entirely by the Company, except that the Executive shall pay no more than any filing fee to pursue a civil action for the claims asserted in either State or Federal Court, whichever fee is lower. Each party shall pay for its own costs and attorneys' fees, if any. However, the Arbitrator may award reasonable fees and costs to the Prevailing Party (as defined in Section 11(h) hereof).

      (c) Subsection (a) above does not prohibit a party from seeking and obtaining injunctive relief from a court of competent jurisdiction pending the outcome of arbitration. A party bringing an action for injunctive relief shall not be deemed to have waived its right to demand arbitration of all disputes.

11.   MISCELLANEOUS.

      (a) Notices. All notices, requests, demands and other communications (collectively, "NOTICES") given pursuant to this Agreement shall be in writing, and shall be delivered by personal service, courier, facsimile transmission or by United States first class, registered or certified mail, addressed to the following addresses:

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                  (i)      If to the Company, to:

                           Equity Marketing, Inc.
                           6330 San Vicente Blvd.
                           Los Angeles, California 90048
                           Attn:  Teresa L. Tormey, General Counsel
                           Fax No. 323-930-8346

                  (ii)     If to Executive, to:
                           Bret R. Hadley

                           With a copy to:

                           Gallo & Associates
                           5757 W. Century Blvd., Suite 700
                           Los Angeles, California 90045-6401
                           Attn:  Ray Gallo, Esq.
                           Fax No. 310-338-1199

Any Notice, other than a Notice sent by registered or certified mail, shall be effective when received; a Notice sent by registered or certified mail, postage prepaid return receipt requested, shall be effective on the earlier of when received or the fifth day following deposit in the United States mails (or on the seventh day if sent to or from an address outside the United States). Any party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section.

      (b) Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter hereof, and any and all prior discussions, negotiations, commitments and understandings, whether oral, written or implied, related to the subject matter of this Agreement, are hereby extinguished and superseded. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party hereto.

      (c) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

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

      (d) Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California.

      (e) Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

      (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Faxed signatures shall have the effect of original signatures.

      (g) Business Day. If the last day permissible for delivery of any notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

      (h) Attorneys' Fees. If any action, proceeding or arbitration is brought to enforce or interpret any provision of this Agreement, the Prevailing Party shall be entitled to recover as an element of its costs, and not its damages, its reasonable attorneys' fees, costs and expenses. The "PREVAILING PARTY" is the party who would have been entitled to recover its costs under the California Code of Civil Procedure had the action been maintained in the Superior Court of California regardless of whether there is final judgment. A party not entitled to recover its costs may not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to recover its costs or attorneys' fees.

      (i) Advice from Independent Counsel. The parties hereto understand that this Agreement is legally binding and may affect such party's rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement.

      (j) Interpretation. Should any provision of this Agreement require interpretation, it is agreed that any court or arbitrator interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all Parties have participated in the preparation of this Agreement.

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

      (k) Survival. The termination of the Executive's employment hereunder shall not affect the enforceability of Sections 1(d), 6, 7 and 8.

      (l) Waiver of Jury Trial. IF NOTWITHSTANDING THE AGREEMENT THAT ALL DISPUTES BE SUBMITTED TO BINDING ARBITRATION, A DISPUTE IS SUBMITTED TO A COURT, EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT.

                                    COMPANY:
                                    EQUITY MARKETING, INC.

                                    By: /s/ Teresa L. Tormey
                                        ----------------------------------------
                                        Teresa L. Tormey,
                                        Executive Vice President, General
                                        Counsel and Secretary

                                    EXECUTIVE:

                                    /s/ Bret R. Hadley
                                    --------------------------------------------
                                    Bret R. Hadley

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